EXHIBIT 5
October 13, 2009
Telvent GIT, S.A.
Valgrande, 6
28108 Alcobendas, Madrid Spain
     Ladies and Gentlemen:
     I am familiar with the proceedings taken by Telvent GIT, S.A., a sociedad anonima organized under the laws of the Kingdom of Spain (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 4,192,374 Ordinary Shares, nominal value € 3.00505 per share (the “Shares”). As your counsel, I have participated in the preparation of the Registration Statement on Form F-3 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission as of the date hereof to effect the registration pursuant to the Act of resales, from time to time, of the Shares by the holders thereof.
     In this connection, I have examined such Company records, certificates and all other documents, and have made such examination of law, as I have deemed necessary to render the opinion set forth below. I am admitted to practice law only in the Kingdom of Spain and I express no opinion herein concerning any law other than the laws of the Kingdom of Spain.
     Based upon and subject to the foregoing, I am of the opinion that the Shares, as of the date of the issuance thereof, were legally issued by the Company and were fully paid and nonassessable and that, at the time of the resale of the Shares by the holders thereof as contemplated by the Registration Statement, the Shares will have been legally issued by the Company and will be fully paid and nonassessable.
     The opinion set forth herein is rendered as of the date hereof, and I assume no obligation to update such opinion to reflect any facts or circumstances which hereafter may come to my attention or any changes of law which hereafter may occur.
     I consent to the reference to me wherever appearing in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Lidia García Páez
Legal Counsel